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                                                                    EXHIBIT 23.3


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-     ) and related Prospectus of
CyberCash, Inc. for the registration of its debt securities, its preferred stock, its depositary shares, its common stock, its warrants, its stock purchase contracts and stock purchase units and its subscription rights and to the incorporation by reference therein of our report dated January 26, 1999, with respect to the consolidated financial statements of CyberCash, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP


Vienna, Virginia
June 3, 1999